EX-99.(e)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of March 26, 2015, between Goldman Sachs ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end investment company offering a number of portfolios of securities (each, a “Fund” and collectively, the “Funds”), having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement;

WHEREAS, the Shares of each Fund will be listed on the NYSE Arca, Inc. (the “NYSE Arca”) and traded under the symbols set forth in Appendix A hereto;

WHEREAS, the Trust desires to retain ALPS to act as the distributor with respect to the issuance, distribution and redemption of Creation Units of Shares of each Fund, hold itself available to receive and process purchase and redemption orders for such Creation Units in the manner set forth in the Trust’s prospectus; and

WHEREAS, ALPS desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)	The Trust hereby appoints ALPS as the exclusive distributor for Creation Unit aggregations of Shares of each Fund listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the

Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state); litigation expenses; taxes; administration, transfer agency, and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions relating to the Trust’s portfolio transactions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.	Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Funds. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon reasonable request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Funds. ALPS shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. ALPS shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Funds’ investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may, at its own expense, request advice from counsel of its own choosing (who may be counsel for the Trust, the Funds’ investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. Subject to section 6 herein, in the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Trust or the Funds’ investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Trust (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of ALPS;

(iii)	any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iv)	subject to section 17 herein, losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

(v)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(vi)	subject to section 17 herein, loss of data or service interruptions caused by equipment failure; or

(vii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)	ALPS shall indemnify and hold harmless the Trust and each Fund, the Funds’ investment adviser and their respective officers, directors, trustees, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, investigation, attorneys’ fees, and any amount paid in settlement of any action, suit or proceeding or any claim asserted and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from (i) any breach by ALPS of any representation or warranty set forth in Section 12 hereunder; (ii) any material breach of any covenant or undertaking made by ALPS in this Agreement, (iii) a failure of ALPS to perform any material obligations set forth in this Agreement (including any written procedures that are incorporated by reference in this Agreement), (iv) any material failure by ALPS to comply with any applicable laws, including but not limited to the FINRA or National Association of Securities Dealers Conduct Rules and federal and state securities laws applicable to ALPS as distributor to the Trust, (v) an action, inaction or omission involving willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement by ALPS or its affiliates, or (vi) based on an untrue statement of a material fact or alleged untrue statement of a material fact or omission of a material fact or alleged omission of a material fact made in a prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials, in reliance upon and in conformity with written information furnished to the Trust by ALPS.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

7.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Agreements with Authorized Participants. ALPS will enter into agreements similar in form to the Authorized Participant Agreement template approved by the Board of Trustees of the Trust (each, an “Authorized Participant Agreement”) with authorized participants approved by (i) the Trust and/or the Funds’ investment adviser, and (ii) ALPS for the creation and redemption of Creation Units of a Fund. Each authorized participant shall be (i) a registered broker/dealer, (ii) eligible and authorized to participate in the Depository Trust Company direct registration system, and (iii) except as expressly permitted pursuant to the terms of the Authorized Participant Agreement, in good standing with FINRA. Each Authorized Participant Agreement will include such terms and conditions as ALPS will deem necessary or appropriate from time to time and each such Authorized Participant Agreement will be provided to and approved by a representative of the Trust and/or the Funds’ investment adviser, as designated by the Trust, prior to execution by the parties of such Authorized Participant Agreement.

9.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Funds’ accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the 1934 Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Trust and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the 1934 Act.

10.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

11.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA, and agrees to comply in all material respects with applicable rules and regulations of FINRA and to notify the Trust in the event that it is suspended or expelled from FINRA.

(c)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(d)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)	ALPS has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Trust or the Funds’ investment adviser.

(g)	ALPS shall promptly notify the Trust in writing of the occurrence of any of the following events: (i) any material breach of this Agreement by ALPS; (ii) any non-material breach of this Agreement by ALPS if such non-material breach is not remedied by ALPS within three (3) business days from the date of occurrence; (iii) any of the representations and warranties of ALPS contained in this Section 12 becomes untrue after the execution of this Agreement; (iv) ALPS becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9 of the 1940 Act or otherwise that prevents ALPS from serving as a principal underwriter or performing its duties pursuant to this Agreement; (v) ALPS shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, which may adversely impact the Funds; (vi) any proposed change in control of ALPS as a result of a transaction that is publicly announced at the time of such notification of proposed change of control; and (vii) any proposed assignment of this Agreement as a result of a transaction that is publicly announced at the time of such notification of proposed assignment. ALPS further agrees to notify the Trust promptly if any statement provided by ALPS to the Trust for inclusion in the registration statement, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(h)	As of the effective date of this Agreement, ALPS has provided the Trust with a list of persons controlling, controlled by and under common control with ALPS. ALPS shall promptly notify the Trust of any subsequent updates to such list in order for the Trust to comply with its obligations under applicable exemptive relief granted by the SEC with respect to the Funds. In connection therewith, ALPS further represents that during the term of this Agreement, it and any persons controlling, controlled by or under common control with ALPS will not cause any existing or potential investment by a Fund in an underlying exchange-traded fund investment to influence the terms of any services or transactions between ALPS and the underlying exchange-traded fund investment or an affiliate of such underlying exchange-traded fund.

(i)	Unless ALPS has obtained the written consent of the Trust, it shall not provide any information about the Trust or the Funds to or make any representations other than those contained in the then-current registration statement or prospectus of the Trust filed with the SEC, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use.

(j)	It has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto.

(k)	It shall deliver or cause the delivery of prospectuses to authorized participants that have submitted completed orders for Creation Units.

(l)	It shall maintain records of both orders placed with ALPS and confirmations of acceptance furnished by ALPS, to the extent applicable.

(m)	Upon reasonable written request by the Trust, ALPS shall provide the Trust with information relating to the services provided pursuant to this Agreement as necessary and applicable to enable the Trust to complete required regulatory filings.

(n)	It shall cooperate with requests from government regulators and the Trust for information relating to authorized participant transactions involving the Creation Units, as permitted by applicable law, in order for the Trust to comply with its regulatory obligation; provided that ALPS shall have a reasonable opportunity to obtain protection against disclosure of information pursuant to attorney-client privilege or applicable law, rule or regulation if the request from government regulators allows for such opportunity.

(o)	ALPS shall assist the Trust and the Funds’ investment adviser in complying with the provisions of the Sarbanes-Oxley Act of 2002 and shall provide certifications as requested in writing by such investment adviser in the form reasonably requested by the Trust relating to ALPS’ services under this Agreement.

13.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Amended and Restated Declaration of Trust and Amended and Restated By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

14.	Duties of the Trust.

(a)	ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

(b)	The Trust agrees to issue Creation Unit aggregations of Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the registration statement in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the registration statement.

(c)	The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.

(d)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Trust will keep ALPS informed of the jurisdictions in which Creation Units of the Funds are authorized for sale and shall promptly notify ALPS of any change in this information.

15.	Anti-Money Laundering. ALPS maintains and will continue to apply an Anti-Money Laundering Policy and Program (“AML Policy”) that meets the requirements of anti-money laundering laws and regulation applicable to it and in force in the jurisdictions in which it will distribute the Creation Units. ALPS’ AML Policy includes, at a minimum, written policies, procedures and internal controls reasonably designed to (i) prevent, detect and report money laundering, and (ii) identify and verify through appropriate due diligence each of the Authorized Participants that purchases Creation Units pursuant to Authorized Participant Agreements with each such Authorized Participant. ALPS will not offer or distribute any Creation Units to any Authorized Participant that becomes subject to a comprehensive trade embargo by the United Nations, EU, UK, or the United States, or to any person or entity listed on the Specially Designated Nationals and Blocked Persons List or the Foreign Sanctions Evaders List administered by the United States Department of the Treasury, as such programs and lists may be amended from time to time, or other blacklist administered by an agency of an applicable jurisdiction including an agency of the United States, the United Kingdom, or the United Nations. ALPS administers an intermediary due diligence program that is reasonably designed to, among other things, detect whether an intermediary (such as an Authorized Participant) has been the subject of a matter involving, or has otherwise violated, applicable AML laws and regulations and will promptly report to the Trust any results of such due diligence program involving an Authorized Participant that has an Authorized Participant Agreement in place with respect to the Funds. ALPS confirms that, as soon as possible, following the request from the Trust, ALPS will supply the Trust with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time. ALPS will provide, to the Trust, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Trust may then provide to its transfer agent. ALPS has implemented and shall maintain policies, procedures and internal controls reasonably designed to prevent and detect violations by those acting on its behalf of any applicable anti-corruption laws or regulations, including self-regulatory organization regulations. As of the effective date of this Agreement, ALPS has not received notice of, and is not otherwise aware of, any claim, action, suit, proceedings, or investigation involving it with respect to laws or regulations regarding anti-money laundering, sanctions, or anti-corruption.

16.	Liaison with Accountants. ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

17.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

18.	Use of Name.

(a)	ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and marketing materials of the Trust as such prospectus and marketing materials relate to ALPS as the principal underwriter for the Funds.

(b)	Neither ALPS nor any of its affiliates will use the name of the Trust, Goldman Sachs Asset Management, L.P., or any affiliate of Goldman Sachs Asset Management, L.P. in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Trust (which will not be unreasonably withheld); provided, however, that the Trust and each Fund hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

19.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the later of the date first written above or the commencement of operations of the Trust (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

20.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

21.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control. The Trust and ALPS hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust and ALPS each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and ALPS each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

22.	Names. The obligations of the Trust or a Fund entered into in the name or on behalf thereof by any director, trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, trustees, shareholders, representatives or agents of the Trust or such Fund personally, but bind only the property of the Trust or such Fund, and all persons dealing with the Trust or a Fund must look solely to the property of the Trust or such Fund for the enforcement of any claims against the Trust or such Fund. No Fund shall be liable for any claims against any other Fund.

23.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

24.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Trust:

Goldman, Sachs & Co.

200 West Street, 37th Floor

New York, New York 10082

Attn: James A. McNamara

Fax: (212) 428-9516

With a copy to:

Goldman Sachs Asset Management, L.P.

200 West Street, 15th Floor

New York, New York 10082

Attn: Legal Department

Fax: (212) 428-5709

25.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GOLDMAN SACHS ETF TRUST

By:	/s/ James A. McNamara
Name:	James A. McNamara
Title:	President

ALPS DISTRIBUTORS, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

Goldman Sachs ActiveBeta® Emerging Markets Equity ETF	NYSE Arca: GEM
Goldman Sachs ActiveBeta® Europe Equity ETF	NYSE Arca: GSEU
Goldman Sachs ActiveBeta® International Equity ETF	NYSE Arca: GSIE
Goldman Sachs ActiveBeta® Japan Equity ETF	NYSE Arca: GSJY
Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF	NYSE Arca: GSLC
Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF	NYSE Arca: GSSC
Goldman Sachs Equity Long Short Hedge Tracker ETF	NYSE Arca: GSLS
Goldman Sachs Event Driven Hedge Tracker ETF	NYSE Arca: GSED
Goldman Sachs Macro Hedge Tracker ETF	NYSE Arca: GSMC
Goldman Sachs Multi-Strategy Hedge Tracker ETF	NYSE Arca: GSMS
Goldman Sachs Relative Value Hedge Tracker ETF	NYSE Arca: GSRV

APPENDIX B

SERVICES

(a) The Trust grants to ALPS the exclusive right to receive all orders for purchases and redemptions of Creation Units of each portfolio from participating parties (“Authorized Participants”) which have entered into a participant agreement with ALPS and the transfer agent in accordance with the registration statement (“Participant Agreements”) and to transmit such orders to the Trust in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept deposit securities and related cash components or facilitate redemptions through or outside the clearing process, and as provided in and in accordance with the registration statement. The Trust acknowledges that ALPS shall not be subject to any quota requirements with respect to the number of orders for Creation Units that it will facilitate hereunder.

(b) ALPS agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of the Funds as set forth in the registration statement and in accordance with the provisions thereof. ALPS further agrees as follows: (a) ALPS shall enter into Participant Agreements between Authorized Participants and ALPS, and accepted by the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; and (d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

(c) ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase and redemption of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

(d) ALPS shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Funds (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(e) ALPS agrees to administer the Trust’s distribution plan on behalf of the Trust, to the extent applicable. ALPS shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Trust’s Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust at least quarterly.

(f) All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the NYSE Arca.

(g) Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

(h) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Trust, upon due notice to ALPS, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(i) ALPS will promptly notify the Trust or a representative of the Trust of any errors that ALPS, in its role as the distributor for the Shares, becomes aware of in connection with the confirmation of orders for purchases or redemptions of Creation Units; provided that errors that occur but are fully remedied with a confirmation in proper form shall be excluded from this notification requirement.

(j) ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use.

(k) ALPS shall ensure that all direct requests for prospectuses, statements of additional of information and periodic fund reports, as applicable, are fulfilled. In addition, ALPS shall arrange to provide the NYSE Arca (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses to be provided to purchasers in the secondary market. ALPS will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising the NYSE Arca on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by ALPS with FINRA, and (iii) as may otherwise be required by the SEC.

(l) ALPS agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(m) ALPS will keep and maintain all books and records relating to the services provided by ALPS under this Agreement in accordance with applicable law.

(n) ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. ALPS will respond to FINRA comments on marketing materials. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

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(o) ALPS will forward any complaints concerning the Trust received by ALPS to the Trust, assist in resolving such complaints to the extent any such complaints relate to ALPS’ responsibilities as the distributor for the Funds, and maintain a log of such complaints and take any other steps to the extent required by applicable law.

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